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                                                                    EXHIBIT 99.5

                            COTELLIGENT GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

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                                                MARCH 31, MARCH 31, DECEMBER 31,
                                                  1996      1997        1997
                                                --------  --------- ------------
                    ASSETS
Current assets:
 Cash and cash equivalents..................... $ 14,941  $ 2,904    $   684
 Accounts receivable, including unbilled
  receivables of $3,851, $5,595 and $8,057 and
  net of allowance for doubtful accounts of
  $340, $632 and $1,603, respectively..........   20,723   32,387     47,060
 Notes receivable from officers................      315      225        229
 Prepaid expenses and other....................      874    1,306      2,137
                                                --------  -------    -------
   Total current assets........................   36,853   36,822     50,110
Property and equipment, net....................    2,160    5,448      6,497
Deferred tax assets............................      247       54         --
Goodwill, net of accumulated amortization of
 $0, $38 and $159, respectively................       --    2,409     17,588
Other assets...................................      212      434        336
                                                --------  -------    -------
   Total assets................................ $ 39,472  $45,167    $74,531
                                                ========  =======    =======

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Short-term debt and current maturities of
  long-term debt............................... $  4,937  $ 4,409    $   234
 Accounts payable..............................    1,116    2,590      2,331
 Accrued compensation and related payroll
  liabilities..................................    5,573    9,990     17,006
 Income taxes payable..........................    1,237      491      3,478
 Deferred tax liabilities......................      657      761        383
 Other accrued liabilities.....................    2,842    3,110      4,031
                                                --------  -------    -------
   Total current liabilities...................   16,362   21,351     27,463
Long-term debt.................................      706      648     12,296
Deferred tax liabilities.......................       --       --        102
Other long-term liabilities....................      942       31         20
                                                --------  -------    -------
   Total liabilities...........................   18,010   22,030     39,881
                                                --------  -------    -------
Stockholders' equity:
 Preferred stock, $0.01 par value; 500,000
  shares authorized, no shares issued or
  outstanding .................................       --       --         --
 Common stock, $0.01 par value; 100,000,000
  shares authorized, 10,661,529, 11,272,401 and
  11,713,596 shares issued and outstanding,
  respectively.................................      107      113        117
Additional paid-in capital.....................   18,552   19,046     27,399
Retained earnings..............................    2,803    3,978      7,134
                                                --------  -------    -------
   Total stockholders' equity..................   21,462   23,137     34,650
                                                --------  -------    -------
   Total liabilities and stockholders' equity.. $ 39,472  $45,167    $74,531
                                                ========  =======    =======
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